Exhibit 99

FirstEnergy Corp.                            For Release:  April 17, 2000
76 South Main Street
Akron, Ohio  44308
www.firstenergycorp.com

News Media Contact:
Ralph J. DiNicola
330-384-5939


          FirstEnergy Corp. (NYSE: FE) today announced that it has reached a stipulated agreement with major parties to the transition filing it made last December under Ohio's new electricity restructuring legislation. In addition to FirstEnergy's Ohio electric utility operating companies - Ohio Edison, The Illuminating Company and Toledo Edison - parties recommending approval to the Public Utilities Commission of Ohio
(PUCO) include the staff of the PUCO, the Ohio Consumers' Counsel, the Industrial Energy Users-Ohio, Ohio Council of Retail Merchants, Shell Energy Services Company, L.L.C., AK Steel Corporation, Kroger Company, Cleveland Housing Network, Ohio Hospital Association, Consumers League of Ohio, Neighborhood Housing Services of Toledo, Ashtabula County Community Action Agency, and Corporation for Ohio Appalachia Development.

          H. Peter Burg, FirstEnergy chairman and chief executive officer, said, "This agreement represents a tough, but fair, compromise by the parties. It provides customers with additional savings and choice regarding their electricity supplier, and us with the opportunity to recover our transition costs."

          Major provisions of the agreement include recovery of transition costs for Ohio Edison through 2006, for Toledo Edison through mid-2007, and for The Illuminating Company through 2008. Rate programs for those companies will be extended through December 31, 2007, and FirstEnergy will make 1,120 megawatts of generating capacity available through 2005 to marketers, brokers and aggregators at established prices for sales to the company's retail customers.

          FirstEnergy is a diversified energy services holding company with more than $18 billion in assets and more than $6 billion in annual revenues. FirstEnergy's electric utility operating companies comprise the nation's 10th largest electric system, serving 2.2 million electric customers in Ohio and Pennsylvania. FirstEnergy also serves commercial and industrial customers in the deregulated energy markets of Delaware, New Jersey and Pennsylvania. FirstEnergy also is licensed to sell electricity in Maryland and will begin serving customers there this year.

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